                                                                    Exhibit 4(d)

                                                                    MLA NO. 0886

                              MASTER LOAN AGREEMENT


         THIS MASTER LOAN AGREEMENT (this "AGREEMENT"), dated as of February 18, 2003, is made by and between COBANK, ACB ("COBANK") and WARWICK VALLEY TELEPHONE COMPANY, a New York corporation (the "BORROWER").

         WHEREAS, from time to time CoBank may make loans to the Borrower, and in order to reduce the amount of paperwork associated therewith, CoBank and the Borrower would like to enter into a master loan agreement;

         NOW, THEREFORE, in consideration of the foregoing, intending to be legally bound hereby, and in consideration of CoBank making one or more loans to the Borrower, CoBank and the Borrower agree as follows:

         SECTION 1. SUPPLEMENTS. In the event the Borrower desires to borrow from CoBank and CoBank is willing to lend to the Borrower, or in the event CoBank and the Borrower desire to consolidate any existing loans hereunder, the parties will enter into a supplement to this Agreement (each supplement, as it may be amended, modified, supplemented, extended or restated from time to time, a "SUPPLEMENT" and, collectively, the "SUPPLEMENTS"). Each Supplement will set forth CoBank's commitment to make a loan or loans (each, a "LOAN" and, collectively, the "LOANS") to the Borrower, the amount of the Loan(s), the purpose of the Loan(s), the interest rate or rate options applicable to the Loan(s), the repayment terms of the Loan(s), and any other terms and conditions applicable to the Loan(s). Each Loan will be governed by the terms and conditions contained in this Agreement and in the Supplement relating to that Loan. The initial Supplement shall be that certain First Supplement to the Master Loan Agreement, dated as of February 18, 2003 (the "First Supplement"), between CoBank and the Borrower.

         SECTION 2. AVAILABILITY. Advances under the Loans will be made available on any day on which CoBank and the Federal Reserve Banks are open for business (a "BUSINESS DAY") upon the telephonic or written request of an authorized employee of the Borrower. Requests for advances under the Loans must be received no later than 12:00 noon Eastern time on the date the advance is desired or at such earlier date and time as may be specified in the relevant Supplement. Advances under the Loans will be made available by wire transfer of immediately available funds. Wire transfers will be made to such account or accounts as may be authorized by the Borrower. In taking actions upon telephonic requests, CoBank shall be entitled to rely on (and shall incur no liability to the Borrower in acting upon) any request made by a person identifying himself or herself as one of the persons authorized by the Borrower to request advances under a delegation and wire and electronic transfer authorization form with CoBank, so long as any funds advanced are wired to an account previously designated by the Borrower.


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Master Loan Agreement/Warwick Valley Telephone Company
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         SECTION 3. NOTES AND PAYMENTS. The Borrower's obligation to repay the
Loans made under each Supplement shall be evidenced by a promissory note in form and content acceptable to CoBank (such notes, as they may be amended, modified, supplemented, extended, restated or replaced from time to time, collectively, the "NOTES", and each, a "NOTE"). The Borrower shall make each payment which it is required to make under the terms of this Agreement, each Supplement, the Notes and all security and other instruments and documents relating hereto and thereto (such agreements, Supplements, Notes, instruments and documents, as they may be amended for time to time, collectively, at any time, the "LOAN DOCUMENTS") by wire transfer of immediately available funds or by check. Wire transfers shall be made to ABA No. 307088754 for advice to and credit of CoBank (or to such other account as CoBank may direct by notice). The Borrower shall give CoBank telephonic notice no later than 12:00 noon Eastern time of its intent to pay by wire. Funds received by wire before 3:00 p.m. Eastern time shall be credited on the day received and funds received by wire after 3:00 p.m. Eastern time shall be credited on the next Business Day. Checks shall be mailed to CoBank, at Department 167, Denver, Colorado 80291-0167 (or to such other place as CoBank may direct by notice). Credit for payment by check will not be given until the later of: (i) the day on which CoBank receives immediately available funds; or (ii) the next Business Day after receipt of the check. If any date on which a payment is due under any Loan Document is not a Business Day, then such payment shall be made on the next Business Day and such extension of time shall be included in the calculation of interest due.

         SECTION 4. SECURITY. The Borrower's obligations under the Loan Documents shall be secured by a statutory first lien on all equity which the Borrower may now own or hereafter acquire or be allocated in CoBank. In addition, the Borrower's obligations under this Agreement, the Supplements and the Notes shall be secured as provided in the Supplements, and shall be guaranteed as provided in the Supplements. The First Supplement shall be unsecured except as provided in the first sentence of this Section 4. The Borrower agrees to take such steps (including the execution of such instruments and documents) as CoBank may from time to time reasonably require to enable CoBank to obtain, perfect and maintain its security interests in such property as is described in the Supplements.

         SECTION 5. CONDITIONS PRECEDENT.

            (A) CONDITIONS TO FIRST SUPPLEMENT. CoBank's obligation to extend credit under the First Supplement is subject to the conditions precedent that CoBank receive, in form and substance satisfactory to CoBank, each of the following:

                        (1) THIS AGREEMENT, ETC. A duly executed original of
            this Agreement and all instruments and documents contemplated hereby.

                        (2) DELEGATION FORM. A duly completed and executed
            original of a CoBank Delegation and Wire Transfer Authorization form.

            (B) CONDITIONS TO EACH SUPPLEMENT. CoBank's obligations, if any, to extend credit under, each Supplement, including the First Supplement, is subject to the conditions

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Master Loan Agreement/Warwick Valley Telephone Company
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precedent that CoBank receive, in form and content satisfactory to CoBank, each of the following:

                        (1) SUPPLEMENT. A duly executed original of such
            Supplement, the Note relating thereto, and all other instruments and documents contemplated by such Supplement.

                        (2) EVIDENCE OF AUTHORITY. Such certified board
            resolutions, evidence of incumbency, and other evidence that CoBank may require that the Supplement, the Note relating thereto and all other instruments and documents executed in connection therewith, and, in the case of the First Supplement, this Agreement and all instruments and documents executed in connection herewith, have been duly authorized and executed.

                        (3) CONSENTS AND APPROVALS. Such evidence as CoBank may
            require that all required regulatory and other consents and approvals have been obtained and are in full force and effect, including, without limitation, all consents and approvals required from the FCC, the PSC and the NJBPU (each as hereinafter defined).

                        (4) FEES AND OTHER CHARGES. All fees and other charges
            provided for herein or in the Supplement.

                        (5) INSURANCE. Such evidence as CoBank may require that
            the Borrower is in compliance with Subsection 7(D) hereof.

                        (6) EVIDENCE OF PERFECTION, ETC. Such evidence as CoBank
            may require that CoBank has a duly perfected first priority security interest in any collateral contemplated by the Supplement.

                        (7) OPINIONS OF COUNSEL. Opinions of counsel to the
            Borrower and any other entity party to the Loan Documents relating to such Supplement acceptable to CoBank; provided, however, such opinions may take exception for limitations imposed by or resulting from bankruptcy, insolvency, moratorium, reorganization or other laws affecting creditors' rights generally and may conform to the generally recognized principles of opinions among practicing counsel in the States of New York and New Jersey or promulgated by a recognized national association of counsel.

                  (C) CONDITIONS TO EACH ADVANCE. CoBank's obligation under each Supplement to make any Loan or advance to the Borrower thereunder is subject to the further conditions set forth in such Supplement and that no Event of Default (as defined in Section 9 hereof) or event which with the giving of notice by the Borrower and/or the passage of time would become an Event of Default hereunder (a "POTENTIAL DEFAULT"), shall have occurred and be continuing.

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         SECTION 6. REPRESENTATIONS AND WARRANTIES. The execution by the
Borrower of each Supplement and each request for an advance thereunder shall constitute a representation and warranty to CoBank that:

                  (A) APPLICATION. Each representation and warranty and all other information set forth in any application or other document submitted in connection with, or to induce CoBank to enter into, such Supplement is correct in all material respects as of the date of the Supplement or request for advance.

                  (B) DISCLOSURE. No representation or warranty of the Borrower contained in this Agreement, the financial statements referred to in Subsection 6(F), any other document, certificate or written statement furnished to CoBank by or on behalf of the Borrower for use in connection with the Loan Documents contains any untrue statement of a material fact or omitted or omits to state a material fact necessary in order to make the statements contained herein or therein not misleading in light of the circumstances in which the same were made.

                  (C) ORGANIZATION; POWERS; ETC. The Borrower and each of its Subsidiaries (as defined in Section 6(Q)) (i) is duly incorporated, organized, or formed (as applicable), validly existing, and in good standing under the laws of its state of incorporation, organization or formation (as applicable); (ii) is duly qualified to do business and is in good standing in each jurisdiction in which the character of its properties or the nature of its business requires such qualification; (iii) has all requisite legal and corporate, partnership or limited liability company power (as applicable) to own and operate its assets and to carry on its business and to enter into and perform its obligations under the Loan Documents to which it is a party; and (iv) has duly and lawfully obtained and maintained all licenses, certificates, permits, authorizations, approvals, and the like which are necessary in the conduct of its business, or which may be otherwise required by law, which if not obtained and maintained, could have a Material Adverse Effect (as hereinafter defined) on the Borrower. The term "MATERIAL ADVERSE EFFECT" when used with reference to any entity shall mean a material adverse effect on the financial condition, operations, properties or business of such entity or on the ability of such entity to perform its obligations under the Loan Documents to which it is a party.

                  (D) DUE AUTHORIZATION; NO VIOLATIONS; ETC. The execution and delivery by the Borrower and each of its Subsidiaries of, and the performance by the Borrower and each such Subsidiary of its obligations under, the Loan Documents to which it is a party have been duly authorized by all requisite corporate, partnership or limited liability company action (as applicable) and do not and will not (i) violate its articles or certificate of incorporation, articles or certificate of organization or articles or certificate of formation (as applicable), its bylaws, partnership agreement or operating agreement (as applicable), any provision of any law, rule or regulation, any judgment, order or ruling of any court or Governmental Authority any material agreement or any indenture, mortgage, or other instrument to which the Borrower or such Subsidiary is a party or by which the Borrower or such Subsidiary or any of their respective properties are bound, or (ii) be in conflict with, result in a breach of, or constitute with the giving of notice or lapse of time, or both, a default under any such agreement, indenture, mortgage, or other instrument. All actions on the part of the shareholders, partners or members (as applicable) of the Borrower and each of its Subsidiaries necessary in connection with the execution and


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Master Loan Agreement/Warwick Valley Telephone Company
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delivery by the Borrower or such Subsidiary of, and the performance by the
Borrower or such Subsidiary of their respective obligations under, the Loan Documents to which it is a party have been taken and remain in full force and effect.

                  (E) BINDING AGREEMENT. Each of the Loan Documents to which the Borrower or any of its Subsidiaries is a party is, or when executed and delivered will be, the legal, valid, and binding obligation of the Borrower or such Subsidiary, enforceable against the Borrower or such Subsidiary in accordance with its terms, subject only to limitations on enforceability imposed by (i) applicable bankruptcy, insolvency, reorganization, moratorium, or similar laws affecting creditors' rights generally, and (ii) general equitable principles.

                  (F) FINANCIAL STATEMENTS, BUDGETS, PROJECTIONS, ETC. All financial statements of any entity submitted to CoBank in connection with, or to induce CoBank to enter into, this Agreement or such Supplement fairly and fully present the financial condition of such entity in all material respects and the results of such entity's operations for the periods covered thereby, and are prepared in accordance with generally accepted accounting principles ("GAAP") consistently applied. There are no material liabilities of such entity, fixed or contingent, not reflected in such financial statements or the notes thereto. Since the date of such Supplement or request for advance, there has been no material adverse change in the financial condition or operations of such entity. All budgets, projections, feasibility studies, and other documentation, if any, submitted by the Borrower to CoBank in connection with, or to induce CoBank to enter into, such Supplement were based upon assumptions that are reasonable and realistic, and as of the date of such Supplement or request for advance, no fact has come to light, and no event or transaction has occurred, which would cause any such assumption not to be reasonable or realistic.

                  (G) CONSENTS AND APPROVALS. No consent, permission, authorization, order or license of any Governmental Authority or of any party to any agreement to which the Borrower or any of its Subsidiaries is a party or by which they or any of their respective property may be bound or affected, is necessary in connection with the project, acquisition or other activity being financed by such Supplement, the execution, delivery, performance or enforcement of the Loan Documents or the creation and perfection of the liens and security interests granted thereby, except those that either (i) are not currently required, (ii) have been obtained and are in full force and effect, or (iii) are required in connection with the exercise of remedies hereunder.

                  (H) COMPLIANCE. The Borrower and each of its Subsidiaries is in compliance with all of the terms of the Loan Documents to which it is a party and no Event of Default or Potential Default exists.

                  (I) COMPLIANCE WITH LAWS. The Borrower and each of its Subsidiaries is in compliance in all material respects with all laws, rules, regulations, ordinances, codes, orders, and the like (collectively, "Laws"), the failure to comply with which could have a Material Adverse Effect on the Borrower.

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                  (J) ENVIRONMENTAL COMPLIANCE. Without limiting the provisions of Subsection 6(I), all property owned or leased by the Borrower and each of its Subsidiaries and all operations conducted by them are in compliance in all material respects with all Laws relating to environmental protection, the failure to comply with which could have a Material Adverse Effect on the Borrower.

                  (K) LITIGATION. Except as described on Schedule 6(K), there are no pending legal, arbitration, or governmental actions or proceedings to which the Borrower or any of its Subsidiaries is a party or to which any their respective properties are subject which, if adversely determined, could have a Material Adverse Effect on the Borrower, and to the best of the Borrower's knowledge, no such actions or proceedings are threatened or contemplated.

                  (L) PRINCIPAL PLACE OF BUSINESS; RECORDS. The principal place of business and chief executive office of the Borrower and the place where the records required by Subsection 7(F) are kept is at the address of the Borrower shown in Section 14.

                  (M) EMPLOYEE BENEFIT PLANS. The Borrower and each of its Subsidiaries is in compliance in all material respects with the applicable provisions of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), and the regulations and published interpretations thereunder, the failure to comply with which could have a Material Adverse Effect on the Borrower.

                  (N) TAXES. The Borrower and each of its Subsidiaries has filed or caused to be filed all federal, state and local tax returns that are required to be filed, and has paid and shall continue to pay when due all taxes as shown on such returns, and has paid and shall continue to pay when due all other taxes, assessments and governmental charges or levies upon it and its property, income, profits and assets which are due and payable, except where the payment of such tax, assessment, government charge or levy is being contested in good faith and by appropriate proceedings and adequate reserves in compliance with GAAP have been set aside on the Borrower's books therefor.

                  (O) INVESTMENT COMPANY ACT; PUBLIC UTILITY HOLDING COMPANY ACT. Neither the Borrower nor any of its Subsidiaries is an "investment company" as that term is defined in, or is otherwise subject to regulation under, the Investment Company Act of 1940, as amended (the "Investment Company Act"). Neither the Borrower nor any of its Subsidiaries is a "holding company" as that term is defined in, or is otherwise subject to regulation under, the Public Utility Holding Company Act of 1935, as amended.

                  (P) USE OF PROCEEDS. The funds to be borrowed under this Agreement and each Supplement will be used only as contemplated thereby. No part of such funds will be used to purchase any "margin securities" or otherwise in violation of the regulations of the Federal Reserve System.

                  (Q) SUBSIDIARIES. The Borrower has no Subsidiaries other than as set forth on Schedule 6(Q) to this Agreement. The Borrower is the registered and beneficial owner of the specified percentage of the shares of issued and outstanding capital stock or other equity interests


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Master Loan Agreement/Warwick Valley Telephone Company
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of each of the Subsidiaries as set forth on Schedule 6(Q), which stock and other equity interests are owned free and clear of all liens, warrants, options, rights to purchase, rights of first refusal and other interests of any person. The stock or other equity interests of each such Subsidiary has been duly authorized and validly issued and is fully paid and non-assessable. For purposes of this Agreement, the term "Subsidiary" means an entity a majority of the voting stock or equity interest of which is directly or indirectly owned by the Borrower.

                  (R) LICENSES; PERMITS; ETC. The Borrower and each of its Subsidiaries is the valid holder of all franchises, licenses, certificates, permits, authorizations, approvals and the like which are material to the conduct of its business or which may be required by law, including, without limitation, all licenses and permits of the Federal Communications Commission (the "FCC"), the New York Public Service Commission (the "PSC"), the New Jersey Board of Public Utilities (the "NJBPU") and the public utility commissions of any other states in which the Borrower operates, and all such franchises, licenses, certificates, permits, authorizations, approvals, and the like are in full force and effect on the date of such Supplement and request for advance.

                  (S) CREDIT AGREEMENTS, ETC. Set forth on Schedule 6(S) hereto is a complete and correct list of all loan agreements, incentives, guarantees, Capital Leases (as defined in Subsection 8(A)), and other credit agreements (including agreements for the issuance of letters of credit) in effect on the date of this Agreement in respect of which the Borrower or any Subsidiary is in any manner directly or contingently obligated.

         SECTION 7. AFFIRMATIVE COVENANTS. Unless otherwise agreed to in writing by CoBank, while this Agreement is in effect, the Borrower will, and will cause each of its Subsidiaries to:

                  (A) EXISTENCE, LICENSES. ETC. (i) Preserve and keep in full force and effect its existence and good standing in the jurisdiction of its incorporation, organization or formation (as applicable); (ii) qualify and remain qualified to transact business in all jurisdictions where such qualification is required by applicable Laws; and (iii) obtain and maintain all franchises, licenses, certificates, permits, authorizations, approvals and the like, which if not obtained and maintained, could have a Material Adverse Effect on the Borrower.

                  (B) COMPLIANCE WITH LAWS AND AGREEMENTS. Comply in all material respects with (i) all Laws, the failure to comply with which could have a Material Adverse Effect on the Borrower, and (ii) all agreements, indentures, mortgages, and other instruments to which the Borrower or any Subsidiary is a party or by which it or any of its property is bound, the failure to comply with which could have a Material Adverse Effect on the Borrower.

                  (C) COMPLIANCE WITH ENVIRONMENTAL LAWS. Without limiting the provisions of Subsection 7(B), comply in all material respects with, and cause all persons occupying or present on any properties owned or leased by it to so comply with, all Laws relating to environmental protection, the failure to comply with which could have a Material Adverse Effect on the Borrower.

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                  (D) INSURANCE. Maintain insurance with insurance companies or associations reasonably acceptable to CoBank in such amounts and covering such risks as are usually carried by companies engaged in the same business and similarly situated, and make such increases in the type or amount of coverage as CoBank may reasonably request. All such policies insuring any collateral for the Borrower's obligations to CoBank contemplated by any Supplement shall have lender or mortgagee loss payable clauses or endorsements in form and substance acceptable to CoBank. Such proceeds shall be applied to the extent applicable as provided in the Loan Documents governing such collateral. At CoBank's request, the Borrower agrees to deliver to CoBank such proof of compliance with this Subsection 7(D) as CoBank may require.

                  (E) PROPERTY MAINTENANCE. Maintain and preserve all of its property and each and every part and parcel thereof that is necessary to or useful in the proper conduct of its business in good repair, working order, and condition, ordinary wear and tear excepted, and in compliance with all applicable Laws, and make all alterations, replacements, and improvements thereto as may from time to time be necessary in order to ensure that its properties remain in good working order and condition and compliance. Upon the occurrence of an Event of Default, at CoBank's request, but not more than once a year, the Borrower will furnish to CoBank a report on the condition of the Borrower's and any of its Subsidiaries' property prepared by a professional engineer satisfactory to CoBank.

                  (F) BOOKS AND RECORDS. Keep adequate records and books of account in which complete and accurate entries will be made in accordance with GAAP consistently applied.

                  (G) INSPECTION. Permit CoBank or its representatives, upon reasonable notice and during normal business hours or at such other times as the parties may agree, to examine the Borrower's properties, books, and records, and to discuss the Borrower's affairs, finances, and accounts, with the Borrower's officers, directors, employees, and independent certified public accountants.

                  (H) REPORTS AND NOTICES. Furnish, or cause to be furnished, to
CoBank:

                           (1) ANNUAL FINANCIAL STATEMENTS. As soon as
                  available, but in no event later than 90 days after the end of each fiscal year of the Borrower, annual consolidated financial statements of the Borrower prepared in accordance with GAAP consistently applied and in a format that demonstrates any accounting or formatting change that may be required by the various jurisdictions in which the business of the Borrower is conducted (to the extent not inconsistent with
                  GAAP). Such financial statements shall: (i) be audited by independent certified public accountants selected by the Borrower and acceptable to CoBank; (ii) be accompanied by a report of such accountants containing an opinion thereon acceptable to CoBank; (iii) be prepared in reasonable detail, and in comparative form; and (iv) include a balance sheet, a statement of income, a statement of retained earnings, a statement of cash flows, and all notes and schedules relating thereto.
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                           (2) QUARTERLY FINANCIAL STATEMENTS. As soon as
                  available but in no event later than 45 days after the end of each fiscal quarter of each fiscal year of the Borrower, excluding that fiscal quarter consisting of the final 3 months of each fiscal year, unaudited quarterly consolidated financial statements of the Borrower, in each case prepared in accordance with GAAP consistently applied (except for the omission of footnotes and for the effect of normal year-end audit adjustments) and in a format that demonstrates any accounting or formatting change that may be required by various jurisdictions in which the business of the Borrower is conducted (to the extent not inconsistent with GAAP). Each of such financial statements shall (i) be prepared in reasonable detail and (ii) include a balance sheet, a statement of income for such quarter and for the period year-to-date, and such other quarterly statements as CoBank may specifically request, which quarterly statements shall include any and all supplements thereto.

                           (3) NOTICE OF DEFAULT. Promptly after becoming aware
                  thereof, notice of (i) the occurrence of any Potential Default or Event of Default under any of the Loan Documents; and (ii) the occurrence of any breach, default, event of default, or other event which with the giving of notice or lapse of time, or both, could become a breach, default, or event of default under any agreement, indenture, mortgage, or other instrument (other than the Loan Documents) to which it is a party or by which it or any of its property is bound or affected; provided, however, that the failure to give such notice shall not affect the right and power of CoBank to exercise any and all of the remedies specified herein.

                           (4) NOTICE OF NON-ENVIRONMENTAL LITIGATION. Promptly
                  after the commencement thereof, notice of the commencement of all actions, suits, or proceedings before any court, arbitrator, or governmental department, commission, board, bureau, agency, or instrumentality affecting the Borrower or any of its Subsidiaries which, if determined adversely, could have a Material Adverse Effect on the Borrower.

                           (5) NOTICE OF ENVIRONMENTAL LITIGATION. Without
                  limiting the provisions of Subsection 7(H)(6), promptly after receipt thereof, notice of the receipt of all pleadings, orders, complaints, indictments, or any other communication alleging a condition that may require the Borrower or any of its Subsidiaries to undertake or to contribute to a cleanup or other response under all Laws relating to environmental protection, or which seek penalties, damages, injunctive relief, or criminal sanctions related to alleged violations of such Laws, or which claim personal injury or property damage to any person as a result of environmental factors or conditions or which, if adversely determined, could have a Material Adverse Effect on the Borrower.

                           (6) REGULATORY AND OTHER NOTICES. Promptly after
                  filing, receipt or becoming aware thereof, copies of any filings or communications sent to and notices or other communications received by the Borrower or any of its Subsidiaries from any Governmental Authority, including, without limitation, the Securities and Exchange Commission (the "SEC"), the FCC, the PSC, the BPU, or any other state utility commission relating to any material noncompliance by the Borrower or any of its



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                  Subsidiaries with any Laws or with respect to any matter or proceeding the effect of which, if adversely determined, could have a Material Adverse Effect on the Borrower.

                           (7) MATERIAL ADVERSE CHANGE. Promptly after becoming
                  aware thereof, notice of any matter which has had or could reasonably be expected to have a Material Adverse Effect on the Borrower.

                           (8) COMPLIANCE CERTIFICATES. Concurrently with each
                  statement required to be furnished pursuant to Subsection 7(H)(1) or (2), a compliance certificate in the form attached hereto as Exhibit A executed by the Chief Financial Officer of the Borrower.

                           (9) MANAGEMENT LETTERS. Promptly after receipt
                  thereof, a copy of any management letters submitted to the Borrower or any of its Subsidiaries by its independent certified public accountants.

                           (10) ERISA REPORTABLE EVENTS. Within 30 days after it
                  becomes aware of the occurrence of any Reportable Event (as defined in Section 4043 of ERISA) applicable to the Borrower or any of its Subsidiaries, a statement describing such Reportable Event and the actions it proposes to take in response to such Reportable Event.

                           (11) OTHER INFORMATION. Such other information
                  regarding the condition, financial or otherwise, or operations of the Borrower or any of its Subsidiaries as CoBank may, from time to time, reasonably request.

                  (I) TOTAL LEVERAGE RATIO. The Borrower shall maintain at all times, measured on a consolidated basis for the Borrower and its Subsidiaries and reported as of the last day of each fiscal quarter of the Borrower (each a "QUARTERLY DATE"), a Total Leverage Ratio not exceeding 3.00:1.00.

The term "TOTAL LEVERAGE RATIO" shall mean the ratio of Indebtedness to Operating Cash Flow (as each such term is hereinafter defined). "INDEBTEDNESS" shall mean (i) obligations for borrowed money, (ii) obligations representing the deferred purchase price of property or services other than accounts payable arising in connection with the purchase of goods or services on terms customary in the trade, (iii) obligations, whether or not assumed, secured by liens or a pledge of or an encumbrance on the proceeds or production from property now or hereafter owned or acquired, (iv) obligations which are evidenced by notes, acceptances or other instruments, (v) leases of real or personal property which are required to be capitalized under GAAP or which are treated as operating leases under regulations applicable to them but which otherwise would be required to be capitalized under GAAP (each a "CAPITAL LEASE"), and (vi) fixed payment obligations under guarantees that are due and remain unpaid. For purposes of this Agreement, the term "OPERATING CASH FLOW" (i) shall mean the sum of (a) net income or deficit, as the case may be (excluding extraordinary gains and losses and the write-up or down of any asset), (b) total interest expense (including non-cash interest), (c) depreciation and amortization expense and (d) cash taxes, federal and state, imposed on income, to the extent


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deducted in determining income and (ii) shall be measured for the then most recently completed four fiscal quarters, adjusted to give effect to any acquisition, sale or other disposition, directly or through a Subsidiary, of any business (or any portion thereof) during the period of calculation as if such acquisition, sale or other disposition occurred on the first day of such period of calculation.

                  (J) INDEBTEDNESS TO TOTAL CAPITALIZATION RATIO. Maintain at all times, measured at each Quarterly Date, an Indebtedness to Total Capitalization Ratio (as hereinafter defined) not exceeding 0.50:1.00. The term "INDEBTEDNESS TO TOTAL CAPITALIZATION RATIO" shall mean the ratio derived by dividing (i) Indebtedness by (ii) Total Capitalization (as hereinafter defined). The term "TOTAL CAPITALIZATION" shall mean that amount equal to Indebtedness plus the difference of (x) total assets minus (y) total liabilities.

                  (K) DEBT SERVICE COVERAGE RATIO. The Borrower shall maintain at all times, measured on a consolidated basis for the Borrower and its Subsidiaries and reported as of each Quarterly Date, during the periods set forth below, a Debt Service Coverage Ratio greater than or equal to 1.50:1:00.

The term "DEBT SERVICE COVERAGE RATIO" shall mean, as of the date of calculation, the ratio derived by dividing (i) Operating Cash Flow minus cash taxes measured for the then most recently completed four fiscal quarters by (ii) the sum of: (a) all principal payments scheduled to be made on Indebtedness (or scheduled reductions in commitments on lines of credit to the extent such reductions would cause the repayment of principal amounts then outstanding under such lines) plus (b) cash interest expense, each measured in the same manner as Operating Cash Flow set forth in Subsection (I) above.

                  (L) CAPITAL. Acquire non-voting participation certificates in CoBank in such amounts and at such times as CoBank may from time to time require in accordance with its Bylaws and Capital Plan (as each may be amended from time to time), except that the maximum amount of non-voting participation certificates that the Borrower may be required to purchase in connection with a Loan may not exceed the maximum amount permitted by the Bylaws at the time the Supplement relating to such Loan is entered into or such Loan is renewed or refinanced by CoBank. The rights and obligations of the parties with respect to such non-voting participation certificates and any patronage or other distributions made by CoBank shall be governed by CoBank's Bylaws. The Borrower hereby consents and agrees that the amount of any distributions with respect to its patronage with CoBank that are made in qualified written notices of allocation (as defined in 26 U.S.C. 1388) and that are received by the Borrower from CoBank, will be taken into account by the Borrower at their stated dollar amounts whether the distribution be evidenced by a participation certificate or other form of written notice that such distribution has been made and recorded in the name of the Borrower on the records of CoBank.

         SECTION 8. NEGATIVE COVENANTS. Unless otherwise agreed to in writing by CoBank, while this Agreement is in effect the Borrower will not and will cause its Subsidiaries not to:

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                  (A) BORROWINGS. Create, incur, assume, or allow to exist,
directly or indirectly, any Indebtedness except for (i) obligations to CoBank,
(ii) unsecured Indebtedness and Indebtedness under purchase money security agreements and Capital Leases not to exceed $2,500,000 in the aggregate for the Borrower and its Subsidiaries at any one time and (iii) Indebtedness in an amount not to exceed $4,000,000 under the first mortgage bonds issued by the Borrower, existing on the date hereof and having a maturity date of December 1, 2003 (collectively the "SERIES J BONDS").

                  (B) LIENS. Create, incur, assume, or allow to exist any mortgage, deed of trust, pledge, lien (including the lien of an attachment, judgment, or execution), security interest, or other encumbrance of any kind upon any of its property, real or personal. The foregoing restrictions shall not apply to (i) liens in favor of CoBank; (ii) liens for taxes, assessments, or governmental charges that are not past due, unless the same are being contested in good faith and by appropriate proceedings and then only if and to the extent reserves required by GAAP have been set aside therefor; (iii) liens, pledges, and deposits under workers' compensation, unemployment insurance, social security and similar laws; (iv) liens, deposits, and pledges to secure the performance of bids, tenders, contracts (other than contracts for the payment of money), and like obligations arising in the ordinary course of its business; (v) liens imposed by law in favor of mechanics, materialmen, warehousemen, lessors and like persons that secure obligations that are not past due, unless the same are being contested in good faith and by appropriate proceedings and then only if and to the extent reserves required by GAAP have been set aside therefor;
(vi) liens constituting encumbrances in the nature of zoning restrictions, easements and rights or restrictions of record on the use of real property of the Borrower that, in the sole judgment of CoBank, do not materially detract from the value of such real property or impair the use thereof in the Borrower's business; (vii) judgment liens, provided enforcement thereof is effectively stayed and the claims secured thereby are being contested in good faith by appropriate proceedings and for which reserves have been established in accordance with GAAP; (viii) purchase money security interests and leases securing Indebtedness permitted under Subsection 8(A)(ii), provided that such security interests and leases do not encumber any property other than the items purchased with the proceeds thereof or leased thereby; and (ix) liens existing on the date hereof securing the Series J Bonds.

                  (C) FUNDAMENTAL CHANGES. (i) Unless, and only to the extent required by law, amend, modify or waive any provision of its articles or certificate of incorporation, articles or certificate of organization, articles or certificate of formation, bylaws, partnership agreement or operating agreement (as applicable) other than an amendment, modification or waiver that is solely ministerial or administrative in nature; provided, however, Borrower shall promptly give CoBank notice of any such amendment, modification or waiver,
(ii) merge or consolidate with any other entity, acquire all or substantially all of the assets of any person or entity, or (iii) form or create any Subsidiary or affiliate or (iv) commence operations under any other name, organization, or entity, including any joint venture.

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                  (D) TRANSFER OF ASSETS. Sell, transfer, lease, enter into any contract for the sale, transfer or lease of, or otherwise dispose of, any of its assets, except (i) in the ordinary course of its business and (ii) all other dispositions of assets if all of the following conditions are met: (a) the aggregate market value of assets sold in any one transaction or series of related transactions for any calendar year does not exceed $2,500,000 for Borrower and its Subsidiaries; (b) the consideration received is at least equal to the fair market value of such assets; (c) the sole consideration received is cash; (d) after giving effect to the sale or other disposition of such assets, Borrower, on a consolidated basis with its Subsidiaries, is in compliance on a pro forma basis with the covenants set forth in Subsections 7(I), (J) and (K) recomputed for the earlier of the most recently ended month for which information is available or the most recently ended month which is more than 45 days prior to the date of such asset disposition; and (e) no Event of Default then exists or shall result from such sale or other disposition.

                  (E) LOANS AND INVESTMENTS. After the date hereof, make any loan or advance to, invest in, purchase or make any commitment to purchase any stock, bonds, notes, or other securities of, or guarantee, assume, or otherwise become obligated or liable with respect to the obligations of any person or entity (each, whether made directly or indirectly, an "INVESTMENT") other than
(i) stock or other securities of, or investments in CoBank or CoBank investment services or programs, (ii) marketable direct obligations issued or unconditionally guarantied by the United States Government or issued by any agency thereof and backed by the full faith and credit of the United States, in each case maturing within one (1) year from the date of acquisition thereof;
(iii) commercial paper maturing no more than one (1) year from the date issued and, at the time of acquisition, having a rating of at least A-1 from Standard & Poor's Rating Service or at least P-1 from Moody's Investors Service, Inc.; (iv) certificates of deposit or bankers' acceptances maturing within one (1) year from the date of issuance thereof issued by, or overnight reverse repurchase agreements from, any commercial bank organized under the laws of the United States of America or any state thereof or the District of Columbia having combined capital and surplus of not less than $500,000,000; (v) time deposits maturing no more than thirty (30) days from the date of creation thereof with commercial banks having membership in the Federal Deposit Insurance Corporation in amounts at any one such institution not exceeding the lesser of $100,000 or the maximum amount of insurance applicable to the aggregate amount of Borrower's deposits at such institution, (vi) Investments in 100% wholly owned subsidiaries not to exceed $11,475,000; and (vii) other Investments not to exceed $2,500,000 in the aggregate at any time.

                  (F) CHANGE IN BUSINESS. Engage in any business activity or operation different from or substantially unrelated to telecommunications.

                  (G) DISPOSITION OF LICENSES. Sell, assign, transfer or otherwise dispose of, or attempt to dispose of, in any way, any franchise, license, certificates, permits, authorization, approvals and the like which may be required by law or which are material to the conduct of its business, the disposition of which could have a Material Adverse Effect on the Borrower.

                  (H) DIVIDENDS AND OTHER DISTRIBUTIONS. Provide, make, declare or pay, directly or indirectly, any dividend or other distribution of assets to shareholders of the Borrower, or retire, redeem, purchase or otherwise acquire for value any capital stock or equity


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interests (as applicable) of the Borrower; provided, however, that so long as no
Event of Default exists before or will result under Subsection 7(I), (J) and (K) in the succeeding 12 months after such dividend or other distribution, the Borrower may, during any fiscal year, make, declare or pay lawful cash dividends or distributions to the shareholders of the Borrower in an aggregate amount which does not exceed 100% of the net income of the Borrower for the prior fiscal year, determined in accordance with GAAP consistently applied.

                  (I) TRANSACTIONS WITH AFFILIATES. Directly or indirectly enter into or permit to exist any transaction (including the purchase, sale, lease or exchange of any property or the rendering of any service) with any Affiliate (as hereinafter defined) or with any director, officer or employee of the Borrower or any Affiliate, except (i) transactions in the ordinary course of and pursuant to the reasonable requirements of the business of the Borrower or any of its Subsidiaries and upon fair and reasonable terms which are fully disclosed to CoBank and are no less favorable to the Borrower or such Subsidiary than would be obtained in a comparable arm's length transaction with a person or entity that is not an Affiliate or are on such terms or conditions as are required by any Governmental Authority or (ii) payment of compensation to directors, officers and employees in the ordinary course of business for services actually rendered in their capacities as directors, officers and employees, provided such compensation is reasonable and comparable with compensation paid by companies of like nature and similarly situated. Notwithstanding the foregoing, upon the election of CoBank, no payments may be made with respect to any items set forth in clause (i) of the preceding sentence upon the occurrence and during the continuation of a Potential Default or Event of Default.

                  "AFFILIATE" means any person or entity: (i) directly or indirectly controlling, controlled by, or under common control with, the Borrower; (ii) directly or indirectly owning or holding five percent (5%) or more of any equity interest in the Borrower; or (iii) five percent (5%) or more of whose voting stock or other equity interest is directly or indirectly owned or held by the Borrower. For purposes of this definition, "control" (including with correlative meanings, the terms "controlling," "controlled by" and "under common control with") means the possession directly or indirectly of the power to direct or cause the direction of the management and policies of a person, whether through the ownership of voting securities or by contract or otherwise.

                  (J) MANAGEMENT FEES AND COMPENSATION. Directly or indirectly pay any management, consulting or other similar fees to any person, except legal or consulting fees paid to persons or entities that are not Affiliates of the Borrower or its Subsidiaries, for services actually rendered and in amounts typically paid by entities engaged in the Borrower's or such Subsidiary's business.

         SECTION 9. EVENTS OF DEFAULT. Each of the following shall constitute an "EVENT OF DEFAULT" under this Agreement:

                  (A) PAYMENT DEFAULT. The Borrower should fail to make any payment to CoBank when due hereunder, under any Note, or under any other Loan Document to which it is a party, or should fail to make any investment in CoBank required to be made hereunder when due.

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                  (B) REPRESENTATIONS AND WARRANTIES. Any representation or
warranty made herein, in any Supplement or in any other Loan Document, or any factual statement made in any certificate delivered in connection therewith shall prove to have been false or misleading in any material respect on or as of the date made or deemed made.

                  (C) CERTAIN AFFIRMATIVE COVENANTS. The Borrower should fail to perform or comply with any covenant set forth in Section 7 hereof (other than Subsections 7(H)(3) through 7(H)(7)) and such failure continues for 30 days after written notice thereof shall have been delivered by CoBank to the Borrower.

                  (D) OTHER COVENANTS AND AGREEMENTS. The Borrower should fail to perform or comply with Subsections 7(H)(3) through 7(H)(7) or any other covenant or agreement contained herein or should use the proceeds of any Loan for an unauthorized purpose.

                  (E) CROSS-DEFAULT. (i) The occurrence of an Event of Default under any other Loan Document, (ii) the failure, after any applicable grace period, on the part of the Borrower or any other entity, other than CoBank, to observe, keep or perform any covenant or agreement contained in any other Loan Document, or (iii) the failure, after any applicable grace period, on the part of the Borrower or any of its Subsidiaries to observe, keep or perform any covenant or agreement contained in any agreement (other than the Loan Documents) between such entity and CoBank, including, without limitation, any guaranty, loan agreement, security agreement, mortgage, deed to secure debt, or deed of trust.

                  (F) OTHER INDEBTEDNESS. The Borrower or any of its Subsidiaries or any guarantor of the Borrower's obligations hereunder should fail to pay when due any Indebtedness to any other person or entity for borrowed money or any long-term obligation for the deferred purchase price of property (including any Capital Lease) in a principal amount, with respect to the Borrower or any of its Subsidiaries, in excess of $50,000, or any other event occurs which, under any agreement or instrument relating to such Indebtedness or obligation, has the effect of accelerating or permitting the acceleration of such Indebtedness or obligation, whether or not such Indebtedness or obligation is actually accelerated or such person or entity commences the exercise of its remedies against the Borrower or such Subsidiary or any of their respective assets.

                  (G) JUDGMENTS. A judgment, decree, or order for the payment of money in excess of $50,000 shall be rendered against the Borrower or any of its Subsidiaries and either: (i) enforcement proceedings should have been commenced;
(ii) a lien prohibited under Subsection 8(B) hereof shall have been obtained; or
(iii) such judgment, decree, or order shall continue unsatisfied and in effect for a period of 60 consecutive days without being vacated, discharged, satisfied, or stayed pending appeal.

                  (H) INSOLVENCY, ETC. The Borrower or any of its Subsidiaries should: (i) become insolvent or should generally not, or should be unable to, or should admit in writing its inability to, pay its debts as they come due; or
(ii) with respect to the Borrower or any of its Subsidiaries the closure of which could have a Material Adverse Effect on the Borrower, suspend its business operations or a material part thereof or make an assignment for the benefit of creditors; or (iii) apply for, consent to, or acquiesce in the appointment of a trustee, receiver, or other custodian for it or any of its property or, in the absence of such application, consent, or acquiescence, a trustee, receiver,


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or other custodian is so appointed; or (iv) commence or have commenced against it any proceeding under any bankruptcy, reorganization, arrangement, readjustment of debt, dissolution, or liquidation Law of any jurisdiction, which, in the case of a proceeding commenced against the Borrower or any of its Subsidiaries, is not dismissed within 45 days.

                  (I) MATERIAL ADVERSE CHANGE. Any material adverse change occurs, as reasonably determined by CoBank, constituting a Material Adverse Effect.

                  (J) SECURITY. Any security agreement or other agreement executed by the Borrower or any other entity (other than CoBank) intended to create a valid and perfected lien, security interest or security title in property as described in a Supplement shall for any reason (other than upon payment in full of the obligations secured thereby) fail (i) to create a valid and perfected first-priority lien, security interest, or security title (subject only to such exceptions as are therein permitted) as contemplated by the Supplement, or (ii) to secure thereunder the obligations purported to be secured thereby. Any guaranty described in a Supplement as guaranteeing the obligations of the Borrower hereunder shall fail for any reason to be the valid and binding obligation of the guarantor (other than upon payment in full of the obligations guaranteed thereby), or the guarantor should in any way contest or dispute the validity and binding effect of any such guaranty.

                  (K) CHANGE IN CONTROL OF THE BORROWER. Any person or entity shall acquire, in its own name or beneficially, directly or indirectly, more than 50% of the issued and outstanding voting and other capital stock of the Borrower.

                  (L) LICENSES AND PERMITS. (i) The loss, suspension or revocation of, or failure to renew, any franchise, license, permit, authorization, approval or the like now held or hereafter acquired by the Borrower or any of its Subsidiaries, if such loss, suspension, revocation or failure to renew could reasonably be expected to have a Material Adverse Effect on the Borrower or (ii) receipt of notice from any regulatory or Governmental Authority to the effect that such authority intends to replace the management of the Borrower or any of its Subsidiaries or assume control over the Borrower or such Subsidiary.

         SECTION 10. REMEDIES. Upon the occurrence and during the continuance of an Event of Default or any Potential Default, CoBank shall have no obligation to continue to extend credit to the Borrower under any Supplement and may discontinue doing so at any time without prior notice. Upon the occurrence of an Event of Default under Subsection 9(H) hereof, the entire unpaid principal balance of the Loans, all accrued interest thereon, and all other amounts payable under this Agreement, all Supplements, all Notes and all other Loan Documents and all other agreements between CoBank and the Borrower shall become immediately due and payable without protest, presentment, demand or further notice of any kind, all of which are hereby expressly waived by the Borrower. In addition, upon the occurrence and during the continuance of any Event of Default, CoBank may:

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                  (A) TERMINATION AND ACCELERATION. Terminate any commitment and declare the entire unpaid principal balance of the Loans, all accrued interest thereon, and all other amounts payable under this Agreement, all Supplements, and the other Loan Documents to be immediately due and payable. Upon such a declaration, the unpaid principal balance of the Loans and all such other amounts shall become immediately due and payable, without protest, presentment, demand, or further notice of any kind, all of which are hereby expressly waived by the Borrower.

                  (B) ENFORCEMENT. Proceed to protect, exercise, and enforce such rights and remedies as may be provided by this Agreement, any other Loan Document or under applicable Laws. Each and every one of such rights and remedies shall be cumulative and may be exercised from time to time, and no failure on the part of CoBank to exercise, and no delay in exercising, any right or remedy shall operate as a waiver thereof, and no single or partial exercise of any right or remedy shall preclude any other or future exercise thereof, or the exercise of any other right. Without limiting the foregoing, CoBank may hold and/or set off and apply against the Borrower's obligations to CoBank the proceeds of any equity in CoBank, any cash collateral held by CoBank, or any balances held by CoBank for the Borrower's account (whether or not such balances are then due).

                  (C) APPLICATION OF FUNDS. Apply all payments received by it to the Borrower's obligations to CoBank in such order and manner as CoBank may elect in its sole discretion; provided that any payments received from any guarantor or from any disposition of any collateral provided by such guarantor shall only be applied against obligations guaranteed by such guarantor.

                  (D) DEFAULT RATE OF INTEREST. In addition to the rights and remedies set forth in this Section 10 and notwithstanding any Note and
Supplement: (i) if prior to the maturity of any loan the Borrower fails to purchase any equity in CoBank when required or fails to make any payment to CoBank when due, then at CoBank's option in each instance, such obligation or payment shall bear interest from the date due to the date paid at 4% per annum in excess of the rate of interest that would otherwise be applicable to such obligation or payment, (ii) upon the occurrence and during the continuance of an Event of Default, at CoBank's option, the unpaid balances of the Loans shall bear interest at 4% per annum in excess of the rate(s) of interest that would otherwise be in effect on the Loans under the terms of the Note and Supplement and (iii) after the maturity of any Loan, whether by reason of acceleration or otherwise, the unpaid principal balance of the Loan (including without limitation, principal, interest, fees and expenses) shall automatically bear interest at 4% per annum in excess of the rate of interest that would otherwise be in effect on the Loan under the terms of the Note and Supplement. All interest provided for herein shall be payable on demand and shall be calculated from the date such payment was due to the date paid on the basis of a year consisting of 360 days.

Once CoBank has commenced the exercising of any remedies pursuant to this
Section 10 during the continuance of an Event of Default, CoBank may proceed with the exercising of such remedies, notwithstanding any curative action by the Borrower.

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         SECTION 11. COMPLETE AGREEMENT, AMENDMENTS. The Loan Documents are
intended by the parties to be a complete and final expression of their agreement. No amendment, modification, or waiver of any provision of this Agreement or the other Loan Documents, and no consent to any departure by the Borrower herefrom or therefrom, shall be effective unless approved by CoBank and contained in a writing signed by or on behalf of CoBank, and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given. In the event this Agreement is amended or restated, each such amendment or restatement shall be applicable to all Supplements hereto. Each Supplement shall be deemed to incorporate all of the terms and conditions of this Agreement as if fully set forth therein. Without limiting the foregoing, any capitalized term utilized in any Supplement (or in any amendment to this Agreement or Supplement) and not otherwise defined in the Supplement (or amendment) shall have the meaning set forth herein.

         SECTION 12. OTHER TYPES OF CREDIT. From time to time, CoBank may issue letters of credit or extend other types of credit to or for the account of the Borrower. In the event the parties desire to do so under the terms of this Agreement, such extensions of credit may be set forth in any Supplement and this Agreement shall be applicable thereto.

         SECTION 13. APPLICABLE LAW. Except to the extent governed by applicable federal law, this Agreement and each Supplement shall be governed by and construed in accordance with the laws of the State of Colorado, without reference to choice of law doctrine.

         SECTION 14. NOTICES. All notices hereunder or under any Supplement shall be in writing and shall be deemed to be duly given upon delivery if personally delivered or sent by telegram or facsimile transmission, or 3 days after mailing if sent by express, certified or registered mail, to the parties at the following addresses (or such other address for a party as shall be specified by like notice):


    If to CoBank, as follows:                If to the Borrower, as follows:

    CoBank, ACB                              Warwick Valley Telephone Company
    900 Circle 75 Parkway                    47 Main Street
    Suite 1400                               Warwick, New York 10990
    Atlanta, Georgia  30339                  Attn:  Chief Executive Officer
    Attn: Communications and Energy          Fax No.:  (845) 986-6699
          Banking Group
    Fax No.: (770) 618-3202
                                             With a copy to:

                                             John T. Pattison
                                             Harter, Secrest & Emery LLP
                                             1600 Bausch & Lomb Place
                                             Rochester, NY  14604
                                             Fax No.:  (583) 232-2152



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         SECTION 15. COSTS, EXPENSES AND TAXES. To the extent allowed by law, the Borrower agrees to pay all reasonable out-of-pocket costs and expenses (including the fees and expenses of counsel retained by CoBank) incurred by CoBank in connection with the administration, collection, and enforcement of this Agreement and the other Loan Documents, including, without limitation, all costs and expenses incurred in maintaining, determining the priority of, and releasing any security for the Borrower's obligations to CoBank, and any stamp, intangible, transfer, or like tax payable in connection with this Agreement or any other Loan Document or the recording hereof or thereof; provided, CoBank has agreed that Borrower shall not be responsible for the fees and expenses of CoBank's counsel in connection with the original closing of the "Loan" under the First Supplement.

         SECTION 16. EFFECTIVENESS AND SEVERABILITY. This Agreement shall continue in effect until: (i) all Indebtedness and obligations of the Borrower under this Agreement, all Supplements, all Notes and all other Loan Documents shall have been paid or satisfied; (ii) CoBank has no commitment to extend credit to or for the account of the Borrower under any Supplement; and (iii) either party sends written notice to the other terminating this Agreement. Any provision of this Agreement or any other Loan Document which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof or thereof.

         SECTION 17. REGULATORY APPROVALS. Upon any action by CoBank to commence the exercise of remedies hereunder, or under the Supplements or other Loan Documents, the Borrower hereby undertakes and agrees on behalf of itself to cooperate and join with CoBank in any application to any regulatory body (including the FCC, the PSC, the BPU or any other state commission), administrative agency, court or other forum (any such entity, a "GOVERNMENTAL AUTHORITY") with respect thereto and to provide such assistance in connection therewith as CoBank may request, including, without limitation, the preparation of filings and appearances of officers and employees of the Borrower before such Governmental Authority, in each case in support of any such application made by CoBank, and the Borrower shall not, directly or indirectly, oppose any such action by CoBank before any such Governmental Authority.

         SECTION 18. SUCCESSORS AND ASSIGNS. This Agreement, each Supplement, and the other Loan Documents shall be binding upon and inure to the benefit of the Borrower and CoBank and their respective successors and assigns, except that the Borrower may not assign or transfer its rights or obligations under this Agreement, any Supplement or any other Loan Document without the prior written consent of CoBank.

         SECTION 19. CONSENT TO JURISDICTION. To the maximum extent permitted by law, the Borrower agrees that any legal action or proceeding with respect to this Agreement or any of the other Loan Documents may be brought in the courts of the State of Colorado, or of the United States of America for the District of Colorado, all as CoBank may elect. By execution of this Agreement, the Borrower hereby irrevocably submits to each such jurisdiction, expressly waiving any objection it may have to the laying of venue by reason of its present or future domicile. Nothing contained herein shall affect the right of CoBank to commence legal



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proceedings or otherwise proceed against the Borrower in any other jurisdiction or to serve process in any manner permitted or required by law.

         SECTION 20. WAIVER OF JURY TRIAL. THE BORROWER AND COBANK HEREBY WAIVE THEIR RESPECTIVE RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF THIS AGREEMENT, ANY SUPPLEMENT, ANY OTHER LOAN DOCUMENT, OR ANY DEALINGS BETWEEN THEM RELATING TO THE SUBJECT MATTER OF THIS AGREEMENT AND THE LENDER/BORROWER RELATIONSHIP THAT IS BEING ESTABLISHED. THE SCOPE OF THIS WAIVER IS INTENDED TO BE ALL ENCOMPASSING OF ANY AND ALL DISPUTES THAT MAY BE FILED IN ANY COURT AND THAT RELATE TO THE SUBJECT MATTER OF THIS AGREEMENT, INCLUDING WITHOUT LIMITATION, CONTRACT CLAIMS, TORT CLAIMS, BREACH OF DUTY CLAIMS, AND ALL OTHER COMMON LAW AND STATUTORY CLAIMS. THE BORROWER AND COBANK ACKNOWLEDGE THAT THIS WAIVER IS A MATERIAL INDUCEMENT TO ENTER INTO A BUSINESS RELATIONSHIP, THAT EACH HAS ALREADY RELIED ON THE WAIVER IN ENTERING INTO THIS AGREEMENT AND THAT EACH WILL CONTINUE TO RELY ON THE WAIVER IN THEIR RELATED FUTURE DEALINGS. THE BORROWER AND COBANK FURTHER WARRANT AND REPRESENT THAT EACH HAS REVIEWED THIS WAIVER WITH ITS LEGAL COUNSEL, AND THAT EACH KNOWINGLY AND VOLUNTARILY WAIVES ITS JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH LEGAL COUNSEL. THIS WAIVER IS IRREVOCABLE, MEANING THAT IT MAY NOT BE MODIFIED EITHER ORALLY OR IN WRITING, EXCEPT IN A WRITING SIGNED BY BOTH THE BORROWER AND COBANK, AND THE WAIVER SHALL APPLY TO ANY SUBSEQUENT AMENDMENTS, RENEWALS, SUPPLEMENTS OR MODIFICATIONS TO THE LOAN DOCUMENTS, OR TO ANY OTHER DOCUMENTS OR AGREEMENTS RELATING TO THE LOANS. IN THE EVENT OF LITIGATION, THIS AGREEMENT MAY BE FILED AS A WRITTEN CONSENT TO A TRIAL BY THE COURT. THE BORROWER AND COBANK ALSO WAIVE ANY BOND OR SURETY OR SECURITY UPON SUCH BOND WHICH MIGHT, BUT FOR THIS WAIVER, BE REQUIRED OF COBANK.

         SECTION 21. COUNTERPARTS. This Agreement, each Supplement and any other Loan Document may be executed in any number of counterparts and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original and shall be binding upon all parties and their respective permitted successors and assigns, and all of which taken together shall constitute one and the same agreement.

         SECTION 22. PARTICIPATIONS, ETC. From time to time, CoBank may sell to one or more banks, financial institutions or other lenders a participation in one or more of the Loans or other extensions of credit made pursuant to this Agreement. However, no such participation shall relieve CoBank of any commitment made to the Borrower hereunder. In connection with the foregoing, CoBank may disclose information concerning the Borrower and its Subsidiaries, if any, to any participant or prospective participant, provided that such participant or prospective participant agrees to keep such information confidential. A sale of a participation interest may

Master Loan Agreement/Warwick Valley Telephone Company
MLA No. 0886

include certain voting rights of the participants regarding the Loans hereunder (including without limitation the administration, servicing and enforcement thereof). CoBank agrees to give written notification to the Borrower of any sale of a participation interest.

                        [Signatures follow on next page.]

Master Loan Agreement/Warwick Valley Telephone Company
MLA No. 0886


         IN WITNESS WHEREOF, the Borrower has caused this Agreement to be executed and delivered, and CoBank has caused this Agreement to be executed and delivered, each by their respective duly authorized officers as of the date first shown above.

                                    WARWICK VALLEY TELEPHONE COMPANY


                                    By: /s/ Philip A. Grybas
                                       -----------------------------------
                                         Philip A. Grybas
                                         Vice President, CFO & Treasurer




                       [Signatures continue on next page.]

Master Loan Agreement/Warwick Valley Telephone Company
MLA No. 0886

                     [Signatures continue from previous]


                                      COBANK, ACB



                                      By:  /s/ Christopher J. Motl
                                          --------------------------
                                           Christopher J. Motl
                                           Vice President

                                    EXHIBIT A

                      COMPLIANCE CERTIFICATE - MLA NO. 0886


         THIS COMPLIANCE CERTIFICATE is given by Philip A. Grybas, Chief Financial Officer of WARWICK VALLEY TELEPHONE COMPANY (the "BORROWER"), pursuant to Subsection 7(H)(8) of that certain Master Loan Agreement, dated as of February 18, 2003 (the "MLA"), by and between the Borrower and CoBank .

         Capitalized terms used herein and not otherwise defined herein shall have the meanings ascribed to them in the MLA.

         I hereby certify as follows:

1. I am the Chief Financial Officer of the Borrower and as such possess the knowledge and authority to certify to the matters set forth in this Compliance Certificate;

2. Attached hereto as Annex A are the [AUDITED/UNAUDITED] [ANNUAL/QUARTERLY] financial statements of Borrower for the fiscal [YEAR/QUARTER] ended ______________, as required by Subsection [7(H)(1)/(2)] of the MLA. Such financial statements were prepared in accordance with GAAP consistently applied (except for the omission of footnotes and for the effect of normal year-end audit adjustments) and in a format that demonstrates any accounting or formatting changes that may be required by various jurisdictions in which the business of the Borrower is conducted (to the extent not inconsistent with GAAP);

3. The representations and warranties contained in Section 6 of the MLA are true and correct in all material respects as of the date of this Certificate, except as disclosed on Annex C hereto; and

4. I have reviewed the activities of the Borrower during the fiscal [YEAR/QUARTER] ended ______________, and consulted with appropriate representatives of the Borrower and all other parties (other than CoBank) to the Loan Documents, and reviewed the Loan Documents (as defined in the MLA). As of the date of this Compliance Certificate, except as disclosed on Annex D hereto, I am not aware of any condition, event or act which constitutes a Potential Default or an Event of Default under the MLA.

Master Loan Agreement/Warwick Valley Telephone Company
MLA No. 0886

         IN WITNESS WHEREOF, I have executed this Compliance Certificate as of _____________, _____.


                           ____________________________________
                           [NAME], Chief Financial Officer of  Warwick
                           Valley Telephone Company

                                  SCHEDULE 6(K)
                                       TO
                              MASTER LOAN AGREEMENT
                                 (MLA NO. 0886)

                                   LITIGATION

         The Company was served with a complaint dated September 18, 2002 filed by a shareholder with the U.S. District Court for the Southern District of New York. The complaint alleges, among other things, that the Company is required to either register as an investment company or divest the O-P interest. The management of the Company believes that the complaint is without merit. Proceedings had been voluntarily stayed pending the final outcome of the Company's SEC application for an exemption from the requirements of the Investment Company Act of 1940. Because the Company has now withdrawn its SEC exemption application as unnecessary, the parties have agreed to petition the court to lift the voluntary stay and proceed with consideration of the Company's pending Motion to Dismiss the complaint.

Master Loan Agreement/Warwick Valley Telephone Company
MLA No. 0886

                                  SCHEDULE 6(Q)
                                       TO
                              MASTER LOAN AGREEMENT
                                 (MLA NO. 0886)

                                  SUBSIDIARIES



                                                       Number and Type                           Percentage of
                 Name of                             of Equity Interests                  Outstanding Equity Interests
                Subsidiary                           Beneficially Owned                              Owned
                 -------                             -------------------                  ----------------------------

1.       Hometown Online, Inc.              200 shares common stock, no par value                     100%
                                                   [100 shares authorized]

2.       Warwick Valley Mobile               1 share common stock, no par value                       100%
           Telephone Co., Inc.                     [100 shares authorized]

3.       Warwick Valley Long                 1 share common stock, no par value                       100%
           Distance Co., Inc.                      [1 share authorized]

4.       Warwick Valley Networks,            200 shares common stock, no par value                    100%
           Inc.                                    [100 shares authorized]

Master Loan Agreement/Warwick Valley Telephone Company
MLA No. 0886

                                  SCHEDULE 6(S)
                                       TO
                              MASTER LOAN AGREEMENT
                                 (MLA NO. 0886)

                           EXISTING CREDIT AGREEMENTS

         WARWICK VALLEY SAVINGS BANK LINE OF CREDIT

1. Borrowings on a demand basis up to a maximum of $4,000,000. Minimum borrowing is $100,000. Loan balance on February 13, 2003 is at zero.

2.       Interest Rate is Prime plus .75%.   Current rate is 3.5%.

3.       Renewable annually.  Unsecured line of credit.  No guarantees.


         BANK OF NEW YORK- SHORT-TERM NOTE PAYABLE

1. $3,000,000 Short-Term Note, renewable every 30, 60 or 90 days, at the Bank's option. Interest rate is LIBOR plus 1.75%. Current rate is 3.1875%. Note matures on February 20, 2003.

2. $1,000,000 Short-Term Note, renewable every 30, 60 or 90 days, at the Bank's option. Interest rate is LIBOR plus 1.75%. Current rate is 3.125%. Note matures on April 16, 2003.

3. $1,000,000 Short-Term Note, renewable every 30, 60 or 90 days, at the Bank's option. Interest rate is LIBOR plus 1.75%. Current rate is 3.125%. Note matures on May 5, 2003.


         BANK OF NEW YORK 7.05% FIRST MORTGAGE BOND, SERIES J

1. Aggregate principal amount is $4,000,000 dated October 1, 1993 and maturing on December 1, 2003. Bonds may not be redeemed prior to the due date and interest is paid semiannually on June 1 and December 1 of each year.

2. Debt is secured with a lien on all capital and other revenue producing assets of the Company.

                                                             LOAN NO. ML 0886-T1

                                FIRST SUPPLEMENT
                          TO THE MASTER LOAN AGREEMENT


         This FIRST SUPPLEMENT TO THE MASTER LOAN AGREEMENT (this "FIRST SUPPLEMENT"), is entered into as of February 18, 2003, by and between COBANK, ACB ("CoBANK") and WARWICK VALLEY TELEPHONE COMPANY (the "BORROWER"), and supplements the Master Loan Agreement, dated as of the date hereof, by and between CoBank and the Borrower (as the same may be amended, modified, supplemented, extended or restated from time to time, the ("MLA"). Capitalized terms used and not otherwise defined in this First Supplement shall have the meanings assigned to them in the MLA.

         SECTION 1. THE TERM LOAN. On the terms and conditions set forth in the MLA and this First Supplement, CoBank agrees to make a loan to the Borrower (the "LOAN"), by means of one or more advances, from time to time during the period commencing on the Closing Date (as defined in Section 3) and ending on September 30, 2004 (the "TERMINATION DATE"), or on such later date as CoBank may, in its sole discretion, authorize in writing, in an aggregate principal amount not to exceed $18,475,000 (the "COMMITMENT"). Under the Commitment, subject to Section 3 of this Supplement, amounts borrowed and repaid may be reborrowed.

         SECTION 2. PURPOSE. The proceeds of the Loan shall be used by the Borrower to (A) refinance approximately $4,000,000 in long-term indebtedness of the Borrower and repay $3,000,000 under a line of credit of the Borrower, (B) finance capital expenditures, working capital and general corporate expenditures of the Borrower and (C) pay the expenses and fees incurred by the Borrower in connection with the closing of the Loan. The Borrower agrees that the proceeds of the Loan shall be used only for the purposes set forth in this Section 2.

         SECTION 3. AVAILABILITY. Subject to Section 2 of the MLA, Section 8 hereof and the conditions set forth in the MLA, advances will be made up to the Termination Date as provided in Section 1 hereof on a date selected by the Borrower (each such date, a "FUNDING DATE").

         SECTION 4. INTEREST.

         (A) RATE OPTIONS; ETC. The unpaid principal balance of the Loan shall accrue interest at the rate or rates determined or selected by the Borrower in accordance with this Section 4(A).

                  (1) WEEKLY QUOTED VARIABLE RATE. As to any portion of the unpaid principal balance of the Loan selected by the Borrower (any such portion, and any portion selected pursuant to Sections 4(A)(2) and 4(A)(3), is hereinafter referred to as a "PORTION" of the Loan), interest shall accrue pursuant to this variable rate option at a variable annual interest rate (the "VARIABLE RATE") equal at all times to the rate of interest established by CoBank on the first Business Day of each week. The rate of interest so established by

First Supplement to Master Loan Agreement/Warwick Valley Telephone Company Loan No. 0886-T1

         CoBank shall not exceed CoBank's Base Rate (as hereinafter defined) in effect on the date so established plus three percent (3%) and shall be effective from and including the first Business Day of each week to and excluding the first Business Day of the next week. Each change in the Variable Rate shall be applicable to the Portion of the Loan subject to this option and information about the then current Variable Rate shall be made available upon telephonic request. "BASE RATE" shall mean the rate of interest established by CoBank from time to time as its Base Rate, which rate is intended by CoBank to be a reference rate and not its lowest rate. The Base Rate will change on the date established by CoBank as the effective date of any change therein and CoBank agrees to notify the Borrower promptly after any such change.

                  (2) LONG-TERM FIXED QUOTED RATE OPTION. As to any Portion or Portions of the Loan selected by the Borrower, interest shall accrue pursuant to this quoted rate option at a fixed annual interest rate (the "QUOTED RATE") to be quoted by CoBank in its sole and absolute discretion. Under this option, the interest rate on such Portion or Portions of the Loan which are in excess of $100,000 in aggregate may be fixed for such Interest Periods (as hereinafter defined) as may be agreeable to CoBank in its sole discretion in each instance; provided, however, that such Interest Period shall not extend beyond the Maturity Date (as defined in Section 7 hereof) and such Interest Period may only expire on a Business Day.

                  (3) LIBOR OPTION. As to any Portion or Portions of the Loan selected by the Borrower, interest shall accrue pursuant to this LIBOR Option at a fixed rate per annum equal to LIBOR (as hereinafter defined) plus the LIBOR Margin (as hereinafter defined) applicable on the first day of the applicable "Interest Period" (as hereinafter defined) or applicable from time to time as otherwise provided herein. Under this option rates may only be fixed on a Banking Day (as hereinafter defined) or, at the option of the Borrower, on three (3) Banking Days' prior written notice. "LIBOR" shall mean the rate (rounded upward to the nearest thousandth) indicated by Telerate at Page 3750 as having been quoted by the British Bankers Association at 11:00 a.m. London time on the date the Borrower elects to fix a rate under this option for the offering of U.S. dollar deposits in the London interbank market for the Interest Period designated by the Borrower. "BANKING DAY" shall mean a day on which CoBank is open for business, dealings in U.S. dollar deposits are being carried out in the London interbank market, and banks are open for business in New York City and London, England. "INTEREST PERIOD" shall mean the time period chosen by the Borrower during which the chosen fixed rate is to apply to a Portion of the Loan, which period commences on the day the Borrower elects to fix a rate under Section 4(A)(2) or under this
         Section 4(A)(3) (or, at the option of the Borrower, three (3) Banking Days later). The Interest Period for Portions accruing interest at the LIBOR Option rate shall be 1, 2, 3, 6 or 9 months, as selected by the Borrower, and the Interest Period shall end on the day in the next calendar month or in the month that is 2, 3, 6 or 9 months thereafter which corresponds numerically with the day the Interest Period commences; provided, however, that: (a) in the event such ending day is not a Banking Day, such period shall be extended to the next Banking Day unless such next Banking Day falls in the next calendar month, in which case it shall end on the preceding

First Supplement to Master Loan Agreement/Warwick Valley Telephone Company Loan No. 0886-T1

         Banking Day; and (b) if there is no numerically corresponding day in the month, then such period shall end on the last Banking Day in the relevant month. In the event Telerate ceases to provide such quotations or materially changes the form or substance of such quotations (as determined by CoBank), then CoBank will notify the Borrower and the parties hereto will agree upon a substitute basis for obtaining such quotations.

         "LIBOR MARGIN" shall mean, for each Calculation Period (as defined hereafter), the applicable per annum percentage set forth in the pricing table below opposite the Total Leverage Ratio of the Borrower, measured on a consolidated basis:


                  Total Leverage Ratio:                 LIBOR Margin:
                  --------------------                  ------------

                        > 1.50: 1                          1.50%
                        -

                        < 1.50: 1                          1.25%

         "CALCULATION PERIOD" shall mean each period commencing on each Adjustment Date (as defined hereafter) and ending on the day preceding each subsequent Adjustment Date. "ADJUSTMENT DATE" shall mean each date which is the fifth Business Day after receipt by CoBank of (i) each Compliance Certificate delivered by the Borrower pursuant to Section 7(H)(8) of the MLA and (ii) if a decrease in the LIBOR Margin is warranted, a written notice from the Borrower to decrease such margin.

                  (4) RATE COMBINATIONS. Notwithstanding the foregoing, at any one time there may be no more than a total of five Portions of the Loan accruing interest pursuant to any fixed rate option.

                  (5) SELECTION AND CHANGES OF RATES. The Borrower shall select the rate option or options applicable to the Loan at the time it requests the Loan. Thereafter, with respect to Portions of the Loan accruing interest at the Variable Rate, the Borrower may, on any Business Day, subject to Sections 4(A)(2) and 4(A)(3), elect to have one of the fixed rate options apply to such Portion. In addition, with respect to any Portion of the Loan accruing interest pursuant to a fixed rate option, the Borrower may, subject to Sections 4(A)(2) and 4(A)(3), on the last day of the Interest Period for such Portion, elect to fix the interest rate accruing on such Portion for another Interest Period pursuant to one of the fixed rate options. From time to time the Borrower may elect, on a Business Day prior to the expiration of the Interest Period for any Portion of the Loan accruing interest pursuant to a fixed rate option, and upon payment of the applicable Surcharge (as defined in, and calculated pursuant to, Section 6 hereof) to convert all, but not part, of such Portion of the Loan so that it accrues interest at the Variable Rate or a combination of the Variable Rate and a fixed rate option, for a new Interest Period or Interest Periods selected in accordance with Sections 4(A)(2) or 4(A)(3). Except for the initial selection, all interest rate selections provided for herein shall be made by telephonic or written request of an authorized employee of the Borrower by 12:00 noon, Eastern time, on the relevant day; in the case of Loans under the LIBOR option, all such elections must be

First Supplement to Master Loan Agreement/Warwick Valley Telephone Company Loan No. 0886-T1

         made in writing. In taking actions upon telephonic requests, CoBank shall be entitled to rely on (and shall incur no liability to the Borrower in acting upon) any request made by a person identifying himself or herself as one of the persons authorized by the Borrower to request the Loan or select interest rates hereunder so long as any funds advanced are wired to an account previously designated by the Borrower.

                  (6) ACCRUAL OF INTEREST. Interest shall accrue pursuant to the fixed rate options from and including the first day of the applicable Interest Period to but excluding the last day of the Interest Period. If the Borrower elects to refix the interest rate on any Portion of the Loan accruing interest pursuant to one of the fixed rate options pursuant to Section 4(A)(5), the first day of the new Interest Period shall be the last day of the preceding Interest Period. In the absence of any such election, interest shall accrue on such Portion at the Variable Rate from and including the last day of such Interest Period. If the Borrower elects to convert from a fixed rate option to the Variable Rate option pursuant to Section 4(A)(5) upon payment of the applicable Surcharge as provided in Section 6, interest at the applicable fixed rate shall accrue through the day before such conversion and either (i) the first day of any new Interest Period shall be the date of such conversion, or (ii) interest at the Variable Rate shall accrue on the Portion of the Loan so converted from and including the date of conversion.

         (B) PAYMENT AND CALCULATION. The Borrower shall pay interest on the Loan quarterly in arrears on the 20th day of each January, April, July and October, upon any prepayment (whether due to acceleration or otherwise) and on the Maturity Date; provided, however, in the event that the Borrower elects to fix all or a portion of the Loan under the LIBOR option, interest shall be payable at the maturity of the applicable Interest Period, or, if such Interest Period exceeds three (3) months, interest on such Portion shall be payable in arrears on each quarterly anniversary date of the date such Portion was fixed under the LIBOR option. Interest shall be calculated on the actual number of days the Loan, or any part thereof, is outstanding on the basis of a year consisting of 360 days. In calculating accrued interest, the date the Loan is made shall be included and the date any principal amount of the Loan is repaid or prepaid shall be excluded as to such amount.

         SECTION 5. LOAN FEES.

         (A) COMMITMENT FEE. During the period commencing on the date hereof and ending on the Termination Date, the Borrower shall pay to CoBank a commitment fee on the average daily unused portion of the Commitment at a rate of 0.375% per annum (calculated on a 360-day basis), payable quarterly in arrears on the 20th day of each January, April, July and October, commencing on April 20, 2003; provided, however, that the last such payment shall be due on October 20, 2004.

         (B) ORIGINATION FEE. In consideration of the Commitment, the Borrower shall pay to CoBank a non-refundable origination fee in the amount of $125,000, which shall be paid in full upon execution and delivery by CoBank and the Borrower of this First Supplement.

First Supplement to Master Loan Agreement/Warwick Valley Telephone Company Loan No. 0886-T1

         SECTION 6. PREPAYMENT AND SURCHARGE. The Borrower may, (i) on any Business Day prepay in full or in part any Portion of the Loan accruing interest at the Variable Rate, and (ii) on two (2) Business Day's prior written notice prepay in full or in part any Portion of the Loan accruing interest at pursuant to a fixed rate option. Notwithstanding the foregoing, the Borrower's right to prepay any amount accruing interest at pursuant to a fixed rate option (whether such payment is made voluntarily, as a result of an acceleration, or otherwise) shall be conditioned upon the payment of a prepayment Surcharge as defined and calculated below and shall be limited to prepayments in excess of $100,000. Unless otherwise agreed, all prepayments will be applied to principal installments in the inverse order of their maturity and to such Portions of the Loan as CoBank shall specify. For purposes of calculating the Surcharge provided for in this Section 6, early conversion of a Portion of the Loan accruing interest pursuant to a fixed rate option so that it accrues interest at a different rate pursuant to Section 4(A)(5) shall be deemed a prepayment in full of that Portion of the Loan. Upon any such early conversion or any prepayment of any Portion of the Loan accruing interest pursuant to a fixed rate option, and as a condition to any voluntary prepayment, the Borrower shall pay to CoBank, on the date of such prepayment or early conversion, a surcharge ("SURCHARGE") in an amount equal to the greater of (a) the sum of: (i) the present value of any funding losses incurred or imputed by CoBank to have been incurred as a result of such prepayment for the period such amount was scheduled to have been outstanding at such LIBOR Rate or Quoted Rate; plus (ii) 1/2 of 1 percent (0.50%) of the amount prepaid or converted for the period such amount was scheduled to have been outstanding at a Quoted Rate and (b) $300. Such Surcharge, including the amount of any funding losses incurred by CoBank, shall be determined and calculated in accordance with methodology established by CoBank.

         SECTION 7. REPAYMENT. The outstanding principal balance of the Loan shall be repaid in 32 consecutive equal quarterly principal payments due and payable on the 20th day of each January, April, July and October (each such date, a "PAYMENT DATE") commencing on October 20, 2004, with the last such installment due and payable on July 20, 2012 (the "MATURITY DATE"). On the Maturity Date, the amount of the then unpaid principal balance of the Loan and any and all other amounts due and owing hereunder or under any other Loan Document relating to this Loan shall be due and payable. If any Payment Date is not a Business Day, then the installment then due shall be paid on the next Business Day and shall continue to accrue interest until paid.

         SECTION 8. SECURITY. The Loan shall be unsecured, except with respect to the equity of the Borrower in CoBank, as described in Section 4 of the MLA.

         SECTION 9. ADDITIONAL CONDITIONS PRECEDENT.

         (A) In addition to the conditions precedent set forth in the MLA, CoBank's obligation to make the initial advance under the Loan is subject to the satisfaction of the following conditions precedent on or before the date of such advance:

                  (1) OPINION. That CoBank receive, in form and content acceptable to CoBank, an opinion of counsel (who shall be acceptable to CoBank) for the Borrower;

First Supplement to Master Loan Agreement/Warwick Valley Telephone Company Loan No. 0886-T1

         provided, however, such opinions may take exception for limitations imposed by or resulting from bankruptcy, insolvency, moratorium, reorganization or other laws affecting creditors' rights generally and may conform to the generally recognized principles of opinions among practicing counsel in the States of New York and New Jersey or promulgated by a recognized national association of counsel; and

                  (2) DEBT PAYOFF. That CoBank shall have received evidence satisfactory to it that upon the first advance hereunder all outstanding indebtedness of the Borrower to Bank of New York and all other indebtedness required to be repaid by the Borrower pursuant to the order of the PSC, dated as of January 10, 2002, shall be paid in full.

        (B) In addition to the conditions precedent set forth in the MLA, CoBank's obligation to make an advance under the Loan, including the initial advance, is subject to the satisfaction of each of the following conditions precedent on or before the date of such advance:

                  (1) NO MATERIAL ADVERSE CHANGE. That from June 30, 2002 to the date of such advance there shall not have occurred any event which has had or could reasonably be expected to have a Material Adverse Effect on the business or prospects of the Borrower;

                  (2) REPRESENTATIONS AND WARRANTIES. That the representations and warranties of the Borrower contained in the MLA, this First Supplement and any other Loan Document to which it is a party; be true and correct in all material respects on and as of the date of such advance, as though made on and as of such date;

                  (3) ADVANCE CERTIFICATE. That CoBank receive a certificate, in the form of Exhibit A attached hereto, dated as of the Funding Date, from an appropriate officer of the Borrower as to, among other things, the continuing truth and accuracy of the representations and warranties of the Borrower under the Loan Documents to which it is a party and the satisfaction of each of the conditions applicable to the making of the advance under the Loan; and

                  (4) OTHER INFORMATION. That CoBank receive such other information regarding the condition, financial or otherwise, and operations of the Borrower as CoBank shall request and such other opinions, certificates or documents as CoBank shall request.




                        [Signatures Follow on Next Page]

First Supplement to Master Loan Agreement/Warwick Valley Telephone Company Loan No. 0886-T1

         IN WITNESS WHEREOF, the Borrower has caused this Agreement to be executed and delivered, and CoBank has caused this Agreement to be executed and delivered, each by their respective duly authorized officers as of the date first shown above.


                                    WARWICK VALLEY TELEPHONE COMPANY



                                    By: /s/ Philip A. Grybas
                                       ------------------------------------
                                        Philip A. Grybas, Vice President,
                                        CFO & Treasurer






                       [Signatures Continue on Next Page]


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
First Supplement to Master Loan Agreement/Warwick Valley Telephone Company Loan No. 0886-T1



                    [Signatures Continued from Previous Page]





                                   COBANK, ACB



                                   By:  /s/ Christopher J. Motl
                                      ----------------------------------------
                                         Christopher J. Motl, Vice President

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
First Supplement to Master Loan Agreement/Warwick Valley Telephone Company Loan No. 0886-T1

                                    EXHIBIT A


                     ADVANCE CERTIFICATE - LOAN NO. 0886-T1


         THIS ADVANCE CERTIFICATE is given by Philip A. Grybas, Chief Financial Officer of Warwick Valley Telephone Company (the "BORROWER"), pursuant to
Section 9(B)(3) of that certain First Supplement to the Master Loan Agreement, dated as of February 18, 2003 (the "First Supplement"), and under Section 5 of that certain Master Loan Agreement, dated as of February 18, 2003 (the "MLA"), by and between CoBank, ACB and the Borrower. Capitalized terms used herein and not otherwise defined herein shall have the meanings ascribed to them in the MLA and in the First Supplement.

         I hereby certify as follows:

         1. I am the Chief Financial Officer of the Borrower and as such possess the knowledge and authority to certify to the matters herein set forth, and the matters herein set forth are true and accurate to the best of my present knowledge, information and belief after due inquiry;

         2. The representations and warranties of the Borrower contained in the MLA are true and correct in all material respects on and as of the date hereof;

         3. No Potential Default or Event of Default exists as of the date hereof or will result from the making of the advance; and

         4. Each of the conditions specified in Section 5 of the MLA and Section 9 of the First Supplement required to be satisfied on or prior to the date of the making of the requested advance under the Loan has been fulfilled as of the date hereof.

         IN WITNESS WHEREOF, I have executed this Advance Certificate as of February 18, 2003.


                                        ____________________________________
                                        Philip A. Grybas, Chief Financial
                                        Officer of Warwick Valley
                                        Telephone Company


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